Exhibit 99.8

Canaccord Genuity LLC 535 Madison Avenue New York, NY 10022 T1: 1.212.389.8000 cgf.com

Consent of Canaccord Genuity LLC

Board of Directors

Diffusion Pharmaceuticals Inc.

300 East Main Street, Suite 201

Charlottesville, VA 22902

We hereby consent to the inclusion of our opinion letter, dated March 29, 2023, to the Board of Directors of Diffusion Pharmaceuticals Inc. (“Diffusion”) as Annex C to, and reference thereto under the headings “Prospectus Summary—Reasons for the Merger,” “Prospectus Summary—Opinion of Diffusion’s Financial Advisor,” “Prospectus Summary—Summary of Risk Factors,” “Risk Factors,” “The Merger” (introductory paragraphs), “The Merger—Background of the Merger,” “The Merger—Diffusion Reasons for the Merger” “The Merger—Opinion of Diffusion’s Financial Advisor,” and “The Merger—Certain Unaudited Long-Range Financial Projections of EIP’s Business” in, the proxy statement/prospectus/information statement relating to the proposed merger involving Diffusion and EIP Pharma, Inc., which proxy statement/prospectus/information statement forms a part of Amendment No. 1 to the Registration Statement on Form S-4 being filed by Diffusion with the Securities and Exchange Commission (the “SEC”) on the date hereof.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Canaccord Genuity LLC
Canaccord Genuity LLC

June 22, 2023